Exhibit 99.1

Index to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Independent Auditors’ Report

The Board of Directors and Stockholders

Genworth Financial Mortgage Insurance Pty Limited:

We have audited the accompanying consolidated balance sheets of Genworth Financial Mortgage Insurance Pty Limited as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genworth Financial Mortgage Insurance Pty Limited as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, effective January 1, 2012, the Company retrospectively adopted guidance relating to the presentation of comprehensive income and a change in accounting for costs associated with acquiring and renewing insurance contracts.

/s/ KPMG

Sydney, Australia

March 28, 2013

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Balance Sheets

(U.S. dollar amounts in thousands, except share amounts)

	December 31,
	2012	2011
Assets
Investments:
Fixed maturity securities available-for-sale, at fair value	$3,328,930	$2,695,515
Short-term investments	—	47,969

Total investments	3,328,930	2,743,484

Cash and cash equivalents	389,297	720,791
Accrued investment income	43,319	38,594
Prepaid reinsurance premiums	212	338
Deferred acquisition costs	54,843	55,807
Net deferred tax asset	4,744	7,218
Goodwill	7,787	7,665
Intangible assets	36,964	50,362
Related party receivables	23,929	8,458
Other assets	12,834	17,732

Total assets	$3,902,859	$3,650,449

Liabilities and stockholders’ equity
Liabilities:
Reserve for losses and loss adjustment expenses	$250,577	$272,028
Unearned premiums	1,168,677	1,046,449
Related party payables	81,475	88,938
Long-term borrowings	145,558	143,276
Other liabilities and accrued expenses	71,059	80,781

Total liabilities	1,717,346	1,631,472

Commitments and contingencies

Stockholders’ equity:
Ordinary shares—No par value; 1,401,558,880 shares authorized and issued as of December 31, 2012 and 2011	—	—
Additional paid-in capital	634,414	627,085

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	97,079	49,386
Net unrealized gains (losses) on other-than-temporarily impaired securities	—	—

Net unrealized investment gains (losses)	97,079	49,386
Foreign currency translation adjustments	501,467	468,800

Total accumulated other comprehensive income (loss)	598,546	518,186
Retained earnings	952,553	873,706

Total stockholders’ equity	2,185,513	2,018,977

Total liabilities and stockholders’ equity	$3,902,859	$3,650,449

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Statements of Income

(U.S. dollar amounts in thousands)

	Years ended December 31,
	2012	2011	2010
Revenues:
Net premiums	$375,094	$380,076	$328,357
Net investment income	180,718	183,469	153,603
Net investment gains	8,721	28,764	2,910
Other income	2,235	2,319	2,109

Total revenues	566,768	594,628	486,979

Losses and expenses:
Net losses and loss adjustment expenses	273,577	182,963	134,941
Acquisition and operating expenses, net of deferrals	98,654	92,781	84,199
Amortization of deferred acquisition costs and intangibles	24,112	25,909	21,317
Interest expense	13,429	7,558	—

Total losses and expenses	409,772	309,211	240,457

Income before income taxes	156,996	285,417	246,522
Provision for income taxes	44,876	104,632	78,606

Net income	$112,120	$180,785	$167,916

Supplemental disclosures:
Total other-than-temporary impairments	$—	$—	$—
Portion of other-than-temporary impairments included in other comprehensive income	—	—	—

Net other-than-temporary impairments	—	—	—
Net other investment gains	8,721	28,764	2,910

Total net investment gains	$8,721	$28,764	$2,910

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Statements of Comprehensive Income

(U.S. dollar amounts in thousands)

	Years ended December 31,
	2012	2011	2010
Net income	$112,120	$180,785	$167,916
Other comprehensive income (loss), net of taxes:
Net unrealized gains (losses) on securities not other-than-temporarily impaired	47,693	54,656	(8,897)
Foreign currency translation and other adjustments	32,667	(7,119)	229,551

Total other comprehensive income (loss)	80,360	47,537	220,654

Total comprehensive income (loss)	$192,480	$228,322	$388,570

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Statements of Changes in Stockholders’ Equity

(U.S. dollar amounts in thousands)

	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders’ equity

Balances as of December 31, 2009	$610,149	$249,995	$644,977	$1,505,121

Comprehensive income (loss):
Net income	—	—	167,916	167,916
Net unrealized gains (losses) on investment securities	—	(8,897)	—	(8,897)
Foreign currency translation adjustments	—	229,551	—	229,551

Total comprehensive income (loss)				388,570
Dividends to stockholders	—	—	(59,302)	(59,302)
Capital contribution	11,780	—	—	11,780

Balances as of December 31, 2010	621,929	470,649	753,591	1,846,169

Comprehensive income (loss):
Net income	—	—	180,785	180,785
Net unrealized gains (losses) on investment securities	—	54,656	—	54,656
Foreign currency translation adjustments	—	(7,119)	—	(7,119)

Total comprehensive income (loss)				228,322
Dividends to stockholders	—	—	(60,670)	(60,670)
Capital contribution	5,156	—	—	5,156

Balances as of December 31, 2011	627,085	518,186	873,706	2,018,977

Comprehensive income (loss):
Net income	—	—	112,120	112,120
Net unrealized gains (losses) on investment securities	—	47,693	—	47,693
Foreign currency translation adjustments	—	32,667	—	32,667

Total comprehensive income (loss)				192,480
Dividends to stockholders	—	—	(33,273)	(33,273)
Capital contribution	7,329	—	—	7,329

Balances as of December 31, 2012	$634,414	$598,546	$952,553	$2,185,513

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Statements of Cash Flows

(U.S. dollar amounts in thousands)

	Years ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$112,120	$180,785	$167,916
Adjustments to reconcile net income to net cash from operating activities:
Amortization of investment discounts and premiums	8,675	117	(469)
Net investment gains	(8,721)	(28,764)	(2,910)
Acquisition costs deferred	(17,223)	(18,578)	(17,328)
Amortization of deferred acquisition costs and intangibles	24,112	25,909	21,317
Deferred income taxes	2,115	(3,686)	1,631
Corporate overhead allocation	12,138	10,670	11,698
Change in certain assets and liabilities:
Accrued investment income and other assets	(6,607)	(38,383)	(7,950)
Reserve for losses and loss adjustment expenses	(23,945)	67,075	(18,727)
Unearned premiums	104,655	(43,967)	(79,030)
Other liabilities	(43,468)	22,058	24,717

Net cash from operating activities	163,851	173,236	100,865

Cash flows from investing activities:
Proceeds from maturities and repayments of fixed maturity securities and short-term investments	641,032	1,376,000	1,110,294
Purchases of fixed maturity securities and short-term investments	(1,116,429)	(1,141,236)	(1,127,444)

Net cash from investing activities	(475,397)	234,764	(17,150)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	—	149,589	—
Dividends paid to stockholders	(33,273)	(60,670)	(59,302)

Net cash from financing activities	(33,273)	88,919	(59,302)

Effect of exchange rate changes on cash and cash equivalents	13,325	(48,220)	32,401

Net change in cash and cash equivalents	(331,494)	448,699	56,814
Cash and cash equivalents at beginning of period	720,791	272,092	215,278

Cash and cash equivalents at end of period	$389,297	$720,791	$272,092

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

(1) Nature of Business, Formation of Genworth Mortgage and Basis of Presentation

Genworth Financial Mortgage Insurance Pty Limited (“Genworth Mortgage” or the “Company” as appropriate) offers mortgage insurance products in Australia and is headquartered in Sydney, Australia. In particular, the Company offers primary mortgage insurance, known as “lenders mortgage insurance,” or LMI, and portfolio credit enhancement policies. Until September 2011, Genworth Mortgage also offered LMI in New Zealand. The principal product is LMI, which is generally single premium business and provides 100% coverage of the loan amount in the event of a mortgage default. The nature of the Australian economy is that the majority of mortgages are originated through the country’s four largest banks; therefore, the Company has a high concentration of business written over mortgages originating through these lenders.

The Company’s management has determined that the Company has one reportable operating segment, mortgage insurance.

Genworth Mortgage, prior to 2010, was a wholly-owned subsidiary of Genworth Financial Mortgage Insurance Holdings Pty Limited and was incorporated in Australia on November 10, 2003. During the year ended December 31, 2010, Genworth Financial Mortgage Insurance Holdings Pty Limited, the immediate parent of the Company, sold 13% of the issued share capital of the Company to Genworth Financial Services Pty Ltd, which is 100% owned by the same immediate parent of the Company. During the year ended December 31, 2011, Genworth Financial Mortgage Insurance Holdings Pty Limited sold its remaining 87% of the issued share capital of the Company to Genworth Financial Services Pty Ltd, which is 100% owned by the same immediate parent of the Company. The ultimate parent company of Genworth Mortgage is Genworth Financial, Inc. (“Genworth”). Genworth was incorporated in Delaware on October 23, 2003. The Company is the principal operating entity of Genworth’s Australia mortgage insurance business.

(2) Significant Accounting Policies

The consolidated financial statements have been prepared on the basis of U.S. generally accepted accounting principles (“U.S. GAAP”). Preparing financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

The consolidated financial statements of the Company are presented in U.S. dollars. The accompanying financial statements include Genworth Financial Mortgage Indemnity Limited and are prepared on a consolidated basis. All intercompany transactions have been eliminated in the consolidated financial statements. Certain prior year amounts have been reclassified to conform to the current year presentation. Any subsequent events have been considered for disclosure through March 28, 2013.

a) Premiums

A single premium is usually collected and remitted to Genworth Mortgage as the mortgage insurer from prospective borrowers by the lenders at the time the loan proceeds are advanced. The proceeds are recorded to unearned premium reserves and recognized as premiums earned over the estimated policy life in accordance with the expected pattern of risk emergence. This is further described in the accounting policy for unearned premiums.

b) Net Investment Income and Net Investment Gains and Losses

Investment income is recognized when earned. Investment gains and losses are calculated on the basis of specific identification. The cost of investments for the determination of investment gains and losses is the amount paid when the security was originally purchased adjusted for amortization and accretion.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

c) Other Income

Other income consists of realized foreign currency gains and losses. Prior to 2012, other income primarily included management fees for services provided by the Company for the management of insurance portfolios held by third-party insurance companies. Such services included accounting, claims management, systems maintenance, portfolio analytics and management reporting. These fees were recorded as revenue when the related service was provided.

d) Investment Securities

Investment securities have been designated as available-for-sale and are reported in the consolidated balance sheets at fair value. The fair values for securities are obtained from external pricing services where available, otherwise an internal model is used. Changes in the fair value of available-for-sale investments, net of income taxes, are reflected as unrealized investment gains or losses in a separate component of accumulated other comprehensive income (loss).

Other-Than-Temporary Impairments On Available-For-Sale Securities

As of each balance sheet date, the Company evaluates securities in an unrealized loss position for other-than-temporary impairments. For debt securities, it considers all available information relevant to the collectability of the security, including information about past events, current conditions, and reasonable and supportable forecasts, when developing the estimate of cash flows expected to be collected. Estimating the cash flows expected to be collected is a quantitative and qualitative process that incorporates information received from third-party sources along with certain internal assumptions and judgments regarding the future performance of the underlying collateral. Where possible, this data is benchmarked against third-party sources.

The Company recognizes other-than-temporary impairments on debt securities in an unrealized loss position when one of the following circumstances exists:

•	full recovery of the amortized cost is not expected based on the estimate of cash flows expected to be collected,

•	there is an intention to sell a security or

•	it is more likely than not that the Company will be required to sell a security prior to recovery.

For other-than-temporary impairments recognized during the period, the Company presents the total other-than-temporary impairments, the portion of other-than-temporary impairments included in other comprehensive income (loss) (“OCI”) and the net other-than-temporary impairments as supplemental disclosure presented on the face of the consolidated statements of income.

Total other-than-temporary impairments are calculated as the difference between the amortized cost and fair value that emerged in the current period. For other-than-temporarily impaired securities where the Company does not intend to sell the security and it is not more likely than not that it will be required to sell the security prior to recovery, total other-than-temporary impairments are adjusted by the portion of other-than-temporary impairments recognized in OCI (“non-credit”). Net other-than-temporary impairments recorded in net income represent the credit loss on the other-than-temporarily impaired securities with the offset recognized as an adjustment to the amortized cost to determine the new amortized cost basis of the securities.

For securities that were deemed to be other-than-temporarily impaired and a non-credit loss was recorded in OCI, the amount recorded as an unrealized gain (loss) represents the difference between the current fair value and the new amortized cost for each period presented. The unrealized gain (loss) on an other-than-temporarily impaired security is recorded as a separate component in OCI until the security is sold or until the Company records an other-than-temporary impairment where the Company intends to sell the security or the Company will be required to sell the security prior to recovery.

To estimate the amount of other-than-temporary impairment attributed to credit losses on debt securities where the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security prior to recovery, it determines the best estimate of the present value of the cash flows expected to be collected from a security by discounting these cash flows

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

by the current effective yield on the security prior to recording any other-than-temporary impairment. If the present value of the discounted cash flows is lower than the amortized cost of the security, the difference between the present value and amortized cost represents the credit loss associated with the security with the remaining difference between fair value and amortized cost recorded as a non-credit other-than-temporary impairment in OCI.

The evaluation of other-than-temporary impairments is subject to risks and uncertainties and is intended to determine the appropriate amount and timing for recognizing an impairment charge. The assessment of whether such impairment has occurred is based on the Company’s best estimate of the cash flows expected to be collected at the individual security level. Regular monitoring of the investment portfolio is undertaken to ensure that securities that may be other-than-temporarily impaired are identified in a timely manner and that any impairment charge is recognized in the proper period.

e) Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company holds fixed maturity securities and certain other financial instruments, which are carried at fair value.

Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s view of market assumptions in the absence of observable market information. Valuation techniques are utilized that maximize the use of observable inputs and minimize the use of unobservable inputs. All assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

•	Level 1—Quoted prices for identical instruments in active markets.

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3—Instruments whose significant value drivers are unobservable.

Level 1 primarily consists of financial instruments whose value is based on quoted market prices.

Level 2 includes those financial instruments that are valued by using industry-standard pricing methodologies, models or other valuation methodologies. These models are primarily industry-standard models that consider various inputs, such as interest rate, credit spread and foreign exchange rates for the underlying financial instruments. All significant inputs are observable, or derived from observable, information in the marketplace or are supported by observable levels at which transactions are executed in the marketplace. Financial instruments in this category primarily include: certain public and private corporate fixed maturity securities; government or agency securities; and certain asset-backed securities.

Level 3 is comprised of financial instruments whose fair value is estimated based on industry-standard pricing methodologies and internally developed models utilizing significant inputs not based on, nor corroborated by, readily available market information. In limited instances, this category may also utilize non-binding broker quotes. This category primarily consists of certain less liquid fixed maturity securities where management cannot corroborate the significant valuation inputs with market observable data.

As of each reporting period, all assets and liabilities recorded at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability, such as the relative impact on the fair value as a result of including a particular input. The fair value hierarchy classifications are reviewed each reporting period. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets or liabilities. Such reclassifications are reported as transfers in and out of Level 3 at the beginning fair value for the reporting period in which the changes occur. The Company’s fixed maturity securities primarily use Level 2 inputs for the determination of fair value. These fair values are obtained from industry-standard pricing methodologies based on market observable information.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

f) Cash and Cash Equivalents

Certificates of deposit, money market funds and other time deposits with original maturities of 90 days or less are considered cash equivalents in the consolidated balance sheets and statements of cash flows. Items with maturities greater than 90 days but less than one year at the time of acquisition are considered short-term investments.

g) Deferred Acquisition Costs (“DAC”)

Acquisition costs include costs that are related directly to the successful acquisition of new and renewal insurance policies. Acquisition costs include those costs incurred in the acquisition, underwriting and processing of new business including solicitation and printing costs, sales material and, some support costs such as underwriting and contract and policy issuance expenses. Amortization of these costs relating to each underwriting year is charged against revenue over time in accordance with the expected pattern of risk emergence.

The Company reviews all assumptions underlying DAC and tests DAC for recoverability annually. All the policies written by the Company are single premium. If the balance of unearned premiums is less than the current estimate of future losses and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization. For the years ended December 31, 2012, 2011 and 2010, no charges to income were recorded as a result of DAC recoverability testing. See note 1 (y) for additional information.

h) Goodwill

Goodwill is not amortized but is tested for impairment at least annually using a fair value approach, which requires the use of estimates and judgment at the reporting unit level. The Company’s single operating segment is also the reporting unit for goodwill impairment testing. An impairment charge is recognized for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. For the years ended December 31, 2012, 2011 and 2010, no charges were recorded as a result of goodwill impairment testing.

i) Intangible Assets

Present Value of Future Profits. In conjunction with the acquisition of Vero Lenders Mortgage Insurance Limited in 2006, $1 million was assigned to the right to receive future gross profits arising from existing insurance contracts. This intangible asset, called PVFP, represents the estimated present value of future cash flows from the acquired policies. PVFP is amortized in a manner similar to the amortization of DAC. PVFP is classified as other assets in the consolidated balance sheets. As of December 31, 2010, the PVFP balance was fully amortized.

Other Intangible Assets. The Company also recognizes individual acquired intangible assets through customer supply and service agreements as an intangible asset; it is recorded at fair value and then amortized over the life of the agreements. The Company also amortizes the costs of other intangibles such as capitalized software over their estimated useful lives unless such lives are deemed indefinite.

Amortizable intangible assets are tested for impairment at least annually based on undiscounted cash flows, which requires the use of estimates and judgment, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested at least annually for impairment and written down to fair value as required. For the years ended December 31, 2012, 2011 and 2010, no charges were recorded as a result of impairment testing.

j) Reinsurance

Premium revenue, benefits and acquisition and operating expenses are reported net of the amounts relating to reinsurance ceded to and assumed from other companies. Amounts due from reinsurers for incurred and estimated future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is recognized as an expense (presented in net premiums) in accordance with the expected pattern of reinsurance recoveries.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

k) Losses and Loss Adjustment Expenses

The reserve for losses and loss adjustment expenses represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of: (a) claims that have been reported to the Company; (b) claims related to insured events that have occurred but that have not been reported to the Company as of the date the liability is estimated; (c) non-reinsurance recoveries such as subrogation; and (d) claim adjustment expenses. Claim adjustment expenses include costs incurred in the claim settlement process such as legal fees and costs to record, process and adjust claims.

Reserves for losses and loss adjustment expenses are based on notices of mortgage loan defaults and estimates of defaults that have been incurred but have not been reported by loan servicers, using assumptions of claim rates for loans in default and the average amount paid for loans that result in a claim. As is common accounting practice in the mortgage insurance industry and in accordance with U.S. GAAP, the Company begins to provide for the ultimate claim payment relating to a potential claim on a defaulted loan when the status of that loan first goes delinquent. Over time, as the status of the underlying delinquent loan moves toward foreclosure and the likelihood of the associated claim loss increases, the amount of the loss reserve associated with that potential claim may also increase.

The Company performs a quarterly update of the Australian loss reserve factors. The increase in loss and loss adjustment expenses arising from these reviews for the years ended December 31, 2012, 2011 and 2010 was $98 million, $29 million and $2 million, respectively.

The Company considers the liability for loss and loss adjustment expenses provided to be satisfactory to cover the losses that have occurred. The Company monitors actual experience, and where circumstances warrant, will revise its assumptions. The methods of determining such estimates and establishing the reserves are reviewed continuously and any adjustments are reflected in operations in the period in which they become known. Future developments may result in losses and loss expenses greater or less than the liability for policy and contract claims provided.

l) Unearned Premiums

For single premium insurance contracts written in the current period, a portion of the revenue is recognized as premiums earned in the current period, while the remaining portion is deferred as unearned premiums and earned over time in accordance with the estimated expiration of risk. If single premium policies are cancelled and the premium is non-refundable, then the remaining unearned premium related to each cancelled policy is recognized in earned premiums upon notification of the cancellation. Estimation of risk expiration for the recognition of premium is inherently judgmental and is based on actuarial analysis of historical experience. The premium earnings recognition model is reviewed quarterly with any adjustments to the estimates reflected in current period income. As a result of the reviews conducted, there was an increase in earned premiums, net of reinsurance, of $8 million, $5 million and $2 million for the years ended December 31, 2012, 2011 and 2010, respectively.

m) Income Taxes

The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are estimated based on the Company’s assessment of the realizability of such amounts.

Effective November 1, 2009, Genworth Mortgage was included in a consolidated Australian income tax group with Genworth Financial New Holdings Pty Limited as the head entity. Under the Australian tax consolidation system, the head entity is liable for the current income tax liabilities of the group. Subsidiaries will be held jointly and severally liable for the current income tax liabilities of the group where the head entity defaults, subject to the terms of a valid tax sharing agreement between the entities in the group. Assets and liabilities arising under the tax funding arrangement are recognized as amounts receivable from or payable to other entities in the group. The income tax provision in these financial statements is prepared as if the Company was a standalone taxpayer.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

n) Foreign Currency Translation

The local currency, the Australian dollar, is the functional currency for the Company. The determination of the functional currency is made based on the appropriate economic and management indicators. The financial statements have been translated into U.S. dollars at the exchange rates in effect at the consolidated balance sheet date (the “reporting currency”). Accordingly, assets and liabilities are translated into U.S. dollars at the exchange rates in effect as of the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average rates of exchange prevailing during the period. Translation adjustments arising from this currency remeasurement were reported as a separate component of accumulated other comprehensive income (loss) included in the consolidated statements of changes in stockholders’ equity. Beginning in 2010, the Company records unrealized gains and losses as part of OCI at historical rates. Prior to 2010, this portion of OCI was recorded at exchange rates in effect as of the balance sheet date. There was no impact to net assets.

The exchange rate for translating the Australian dollar into the U.S. dollar as of December 31, 2012 and 2011 was $1.04 and $1.02, respectively. The average rate of exchange for converting the Australian dollar into the U.S. dollar for the years ended December 31, 2012, 2011 and 2010 was $1.03, $1.03 and $0.91, respectively. These exchange rate fluctuations caused a favorable foreign currency translation adjustments of $33 million as of and for the year ended December 31, 2012 and $7 million unfavorable foreign currency translation adjustments as of and for the year ended December 31, 2011, which were reported in OCI in the consolidated statement of changes in stockholders’ equity.

Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statements of income.

o) Employee Benefit Plans

The superannuation plan is a defined contribution plan. All employees are entitled to varying levels of benefits on retirement based on accumulated employer contributions and investment earnings thereon as well as benefits in the event of disability or death. Contributions by the Company are, as a minimum, in accordance with the Australian Superannuation Guarantee Levy.

p) Leases

Operating lease payments for motor vehicles, equipment and buildings, where the lessors effectively retain substantially all the risks and benefits of ownership of the leased items, are included in the determination of the operating profit in equal installments over the lease term, as this represents the pattern of benefits derived from the leased assets.

q) Long-Term Borrowings

Long-term borrowings are recorded at amortized cost unless the debt is issued at a discount or premium. Transaction costs are incremental costs that are directly attributable to originating or acquiring a financial instrument. The transaction costs are capitalized and amortized over the life of the borrowings. Interest expense is accrued at the contracted rate and included in other liabilities.

r) Accounting Changes

In July 2012, the Financial Accounting Standards Board (the “FASB”) issued new accounting guidance on testing indefinite-lived intangible assets for impairment. The new guidance permits the use of a qualitative assessment prior to, and potentially instead of, the quantitative impairment test for indefinite-lived intangible assets. We elected to early adopt this new accounting guidance effective October 1, 2012. The adoption of this accounting guidance did not have an impact on our consolidated financial statements.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

Fair Value Measurements

On January 1, 2012, we adopted new accounting guidance related to fair value measurements. This new accounting guidance clarified existing fair value measurement requirements and changed certain fair value measurement principles and disclosure requirements. The adoption of this accounting guidance impacted our disclosures only and did not impact our consolidated results.

Testing Goodwill For Impairment

In September 2011, the FASB issued new accounting guidance related to goodwill impairment testing. The new guidance permits the use of a qualitative assessment prior to, and potentially instead of, the two step quantitative goodwill impairment test. We elected to early adopt this new guidance effective on July 1, 2011 in order to apply the new guidance in our annual goodwill impairment testing performed during the third quarter. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

When to Perform Step 2 of the Goodwill Impairment Test For Reporting Units With Zero or Negative Carrying Value

On January 1, 2011, we adopted new accounting guidance related to goodwill impairment testing when a reporting unit’s carrying value is zero or negative. This guidance did not impact our consolidated financial statements upon adoption, as our reporting unit with a goodwill balance has a positive carrying value.

Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements

On January 1, 2011, we adopted new accounting guidance related to additional disclosures about purchases, sales, issuances and settlements in the rollforward of Level 3 fair value measurements. The adoption of this accounting guidance impacted our disclosures only and did not impact our consolidated results.

Scope Exception for Embedded Credit Derivatives

On July 1, 2010, we adopted new accounting guidance related to embedded credit derivatives. This accounting guidance clarified the scope exception for embedded credit derivatives and when those features would be bifurcated from the host contract. Under the new accounting guidance, only embedded credit derivative features that are in the form of subordination of one financial instrument to another would not be subject to the bifurcation requirements. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

Accounting for Transfers of Financial Assets

On January 1, 2010, we adopted new accounting guidance related to accounting for transfers of financial assets. This accounting guidance amends the previous guidance on transfers of financial assets by eliminating the qualifying special-purpose entity concept, providing certain conditions that must be met to qualify for sale accounting, changing the amount of gain or loss recognized on certain transfers and requiring additional disclosures. The adoption of this accounting guidance did not have a material impact on our consolidated financial statements. The elimination of the qualifying special-purpose entity concept requires that these entities be considered for consolidation as a result of the new guidance related to variable interest entities (“VIE”) as discussed below.

Improvements to Financial Reporting by Enterprises Involved with VIEs

On January 1, 2010, we adopted new accounting guidance for determining which enterprise, if any, has a controlling financial interest in VIEs and requires additional disclosures about involvement in VIEs. Under this new accounting guidance, the primary beneficiary of a VIE is the enterprise that has the power to direct the activities of a VIE that most significantly impacts the VIE’s economic performance and has the obligation to absorb losses or receive benefits that could potentially be significant to the VIE. The adoption of this accounting guidance did not have any impact on our consolidated financial statements as we do not have any controlling financial interest in a VIE.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements

On January 1, 2010, we adopted new accounting guidance requiring additional disclosures for significant transfers between Level 1 and 2 fair value measurements and clarifications to existing fair value disclosures related to the level of disaggregation, inputs and valuation techniques. The adoption of this new accounting guidance did not have any impact on our consolidated financial statements.

y) Retrospective Accounting Changes

On January 1, 2012, we adopted new accounting guidance requiring presentation of the components of net income (loss), the components of OCI and total comprehensive income either in a single continuous statement of comprehensive income (loss) or in two separate but consecutive statements. We chose to present two separate but consecutive statements and adopted this new guidance retrospectively. The FASB issued an amendment relating to this new guidance for presentation of the reclassification of items out of accumulated other comprehensive income into net income that removed this requirement until further guidance is issued. The adoption of this new accounting guidance did not have any impact on our consolidated financial results.

On January 1, 2012, we adopted new accounting guidance related to accounting for costs associated with acquiring or renewing insurance contracts. We adopted this new guidance retrospectively, which reduced retained earnings and stockholders’ equity by $35 million as of January 1, 2010, and reduced net income by $4 million and $2 million for the years ended December 31, 2011 and 2010, respectively. This new guidance results in lower amortization and fewer deferred costs, specifically related to underwriting, inspection and processing for contracts that are not issued, as well as advertising and customer solicitation.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

The following table presents the balance sheet as of December 31, 2011 reflecting the impact of the accounting change that was retrospectively adopted on January 1, 2012:

(U.S. dollar amounts in thousands)	As originally reported	Effect of DAC change	As adjusted
Assets
Total investments	$2,743,484	$—	$2,743,484
Cash and cash equivalents	720,791	—	720,791
Accrued investment income	38,594	—	38,594
Prepaid reinsurance premiums	338	—	338
Deferred acquisition costs	111,261	(55,454)	55,807
Net deferred tax asset	—	7,218	7,218
Goodwill	7,665	—	7,665
Intangible assets	50,362	—	50,362
Related party receivables	8,458	—	8,458
Other assets	17,732	—	17,732

Total assets	$3,698,685	$(48,236)	$3,650,449

Liabilities and stockholders’ equity
Liabilities:
Reserve for losses and loss adjustment expenses	$272,028	$—	$272,028
Unearned premiums	1,046,449	—	1,046,449
Net deferred tax liability	9,417	(9,417)	—
Related party payables	88,938	—	88,938
Long-term borrowings	143,276	—	143,276
Other liabilities and accrued expenses	80,781	—	80,781

Total liabilities	1,640,889	(9,417)	1,631,472

Stockholders’ equity:
Ordinary shares	—	—	—
Additional paid-in capital	627,085	—	627,085

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	49,386	—	49,386
Net unrealized gains (losses) on other-than-temporarily impaired securities	—	—	—

Net unrealized investment gains (losses)	49,386	—	49,386
Foreign currency translation and other adjustments	475,783	(6,983)	468,800

Total accumulated other comprehensive income (loss)	525,169	(6,983)	518,186
Retained earnings	905,542	(31,836)	873,706

Total stockholders’ equity	2,057,796	(38,819)	2,018,977

Total liabilities and stockholders’ equity	$3,698,685	$(48,236)	$3,650,449

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

The following table presents the income statement for year ended December 31, 2011 reflecting the impact of the accounting change that was retrospectively adopted on January 1, 2012:

(U.S. dollar amounts in thousands)	As originally reported	Effect of DAC change	As adjusted
Revenues:
Net premiums	$380,076	$—	$380,076
Net investment income	183,469	—	183,469
Net investment gains	28,764	—	28,764
Other income	2,319	—	2,319

Total revenues	594,628	—	594,628

Losses and expenses:
Net losses and loss adjustment expenses	182,963	—	182,963
Acquisition and operating expenses, net of deferrals	68,898	23,883	92,781
Amortization of deferred acquisition costs and intangibles	43,889	(17,980)	25,909
Interest expense	7,558	—	7,558

Total losses and expenses	303,308	5,903	309,211

Income before income taxes	291,320	(5,903)	285,417
Provision for income taxes	106,403	(1,771)	104,632

Net income	$184,917	$(4,132)	$180,785

The following table presents the income statement for year ended December 31, 2010 reflecting the impact of the accounting change that was retrospectively adopted on January 1, 2012:

(U.S. dollar amounts in thousands)	As originally reported	Effect of DAC change	As adjusted
Revenues:
Net premiums	$328,357	$—	$328,357
Net investment income	153,603	—	153,603
Net investment gains	2,910	—	2,910
Other income	2,109	—	2,109

Total revenues	486,979	—	486,979

Losses and expenses:
Net losses and loss adjustment expenses	134,941	—	134,941
Acquisition and operating expenses, net of deferrals	66,297	17,902	84,199
Amortization of deferred acquisition costs and intangibles	36,586	(15,269)	21,317

Total losses and expenses	237,824	2,633	240,457

Income before income taxes	249,155	(2,633)	246,522
Provision for income taxes	79,396	(790)	78,606

Net income	$169,759	$(1,843)	$167,916

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

The following table presents the cash flows from operating activities for year ended December 31, 2011 reflecting the impact of the accounting change that was retrospectively adopted on January 1, 2012:

(U.S. dollar amounts in thousands)	As originally reported	Effect of DAC change	As adjusted
Cash flows from operating activities:
Net income	$184,917	$(4,132)	$180,785
Adjustments to reconcile net income to net cash from operating activities:
Amortization of investment discounts and premiums	117	—	117
Net investment gains	(28,764)	—	(28,764)
Acquisition costs deferred	(42,461)	23,883	(18,578)
Amortization of deferred acquisition costs and intangibles	43,889	(17,980)	25,909
Deferred income taxes	(1,915)	(1,771)	(3,686)
Corporate overhead allocation	10,670	—	10,670
Change in certain assets and liabilities:
Accrued investment income and other assets	(38,383)	—	(38,383)
Reserve for losses and loss adjustment expenses	67,075	—	67,075
Unearned premiums	(43,967)	—	(43,967)
Other liabilities	22,058	—	22,058

Net cash from operating activities	$173,236	$—	$173,236

The following table presents the cash flows from operating activities for year ended December 31, 2010 reflecting the impact of the accounting change that was retrospectively adopted on January 1, 2012:

(U.S. dollar amounts in thousands)	As originally reported	Effect of DAC change	As adjusted
Cash flows from operating activities:
Net income	$169,759	$(1,843)	$167,916
Adjustments to reconcile net income to net cash from operating activities:
Amortization of investment discounts and premiums	(469)	—	(469)
Net investment gains	(2,910)	—	(2,910)
Acquisition costs deferred	(35,230)	17,902	(17,328)
Amortization of deferred acquisition costs and intangibles	36,586	(15,269)	21,317
Deferred income taxes	2,421	(790)	1,631
Corporate overhead allocation	11,698	—	11,698
Change in certain assets and liabilities:
Accrued investment income and other assets	(7,950)	—	(7,950)
Reserve for losses and loss adjustment expenses	(18,727)	—	(18,727)
Unearned premiums	(79,030)	—	(79,030)
Other liabilities	24,717	—	24,717

Net cash from operating activities	$100,865	$—	$100,865

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

s) Accounting Pronouncement Not Yet Adopted

In December 2011, the FASB issued new accounting guidance for disclosures about offsetting assets and liabilities. The new guidance requires an entity to disclose information about offsetting and related arrangements to enable users to understand the effect of those arrangements on its financial position. These new disclosure requirements will be effective for us on January 1, 2013 and are not expected to have a material impact on our consolidated financial statements.

(3) Investments

(a) Net Investment Income

Sources of net investment income were as follows for the years ended December 31:

(U.S. dollar amounts in thousands)	2012	2011	2010
Fixed maturity securities	$159,683	$162,816	$150,536
Cash and cash equivalents	25,191	25,556	8,067

Gross investment income before expenses and fees	184,874	188,372	158,603
Expenses and fees	(4,156)	(4,903)	(5,000)

Net investment income	$180,718	$183,469	$153,603

(b) Net Investment Gains (Losses)

The net investment gains (losses) were as follows for the years ended December 31:

(U.S. dollar amounts in thousands)	2012	2011	2010
Available-for-sale investment securities:
Realized gains on sale	$11,683	$29,006	$5,186
Realized losses on sale	(2,962)	(242)	(2,276)

Net realized gains on available-for-sale securities	8,721	28,764	2,910

Impairments:
Total other-than-temporary impairments	—	—	—

Portion of other-than-temporary impairments included in other comprehensive income	—	—	—

Net other-than-temporary impairments	—	—	—

Net investment gains	$8,721	$28,764	$2,910

The Company generally intends to hold securities in unrealized loss positions until they recover. However, from time to time, the intent on an individual security may change, based upon market or other unforeseen developments. In such instances, the Company sells securities in the ordinary course of managing its portfolio to meet diversification, credit quality, yield and liquidity requirements. If a loss is recognized from a sale subsequent to a balance sheet date due to these unexpected developments, the loss is recognized in the period in which we determined that we have the intent to sell the securities or it is more likely than not that we will be required to sell the securities prior to recovery.

The aggregate fair value of securities sold at a loss for the years ended December 31, 2012, 2011 and 2010 was $40 million, $30 million and $276 million, respectively, which was approximately 93%, 99% and 99%, respectively, of book value.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

(c) Unrealized Investment Gains (Losses)

Net unrealized gains (losses) on available-for-sale investment securities reflected as a separate component of accumulated other comprehensive income (loss) were as follows as of December 31:

(U.S. dollar amounts in thousands)	2012	2011	2010
Net unrealized gains (losses) on available-for-sale investment securities:
Fixed maturity securities	$138,859	$70,536	$(7,677)
Income taxes benefit (expense)	(41,780)	(21,150)	2,407

Net unrealized investment gains (losses)	$97,079	$49,386	$(5,270)

The change in net unrealized gains (losses) on available-for-sale investment securities reported in accumulated other comprehensive income (loss) was as follows as of and for the years ended December 31:

(U.S. dollar amounts in thousands)	2012	2011	2010
Beginning balance	$49,386	$(5,270)	$3,627
Unrealized gains (losses) arising during the period:
Unrealized gains (losses) on investment securities	77,044	106,977	(9,948)
(Provision) benefit for income taxes	(23,246)	(32,186)	3,088

Change in unrealized gains (losses)	53,798	74,791	(6,860)
Reclassification adjustments to net investment gains (losses), net of taxes of $2,616, $8,629 and $873	(6,105)	(20,135)	(2,037)

Ending balance	$97,079	$49,386	$(5,270)

(d) Fixed Maturity Securities

As of December 31, 2012, the amortized cost or cost, gross unrealized gains (losses) and fair value of the fixed maturity securities classified as available-for-sale were as follows:

	Amortized cost or cost	Gross unrealized gains		Gross unrealized losses		Fair value
(U.S. dollar amounts in thousands)		Not other-than- temporarily impaired	Other-than- temporarily impaired	Not other-than- temporarily impaired	Other-than- temporarily impaired
Fixed maturity securities:
Government—non-U.S.	$394,971	$16,977	$—	$(478)	$—	$411,470
Corporate—U.S.	18,153	252	—	—	—	18,405
Corporate—non-U.S.	2,727,088	121,803	—	(261)	—	2,848,630
Residential mortgage-backed securities	50,425	—	—	—	—	50,425

Total available-for-sale securities	$3,190,637	$139,032	$—	$(739)	$—	$3,328,930

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

As of December 31, 2011, the amortized cost or cost, gross unrealized gains (losses) and fair value of the fixed maturity securities classified as available-for-sale were as follows:

	Amortized cost or cost	Gross unrealized gains		Gross unrealized losses		Fair value
(U.S. dollar amounts in thousands)		Not other-than- temporarily impaired	Other-than- temporarily impaired	Not other-than- temporarily impaired	Other-than- temporarily impaired
Fixed maturity securities:
Government—non-U.S.	$360,793	$15,528	$—	$(4)	$—	$376,317
Corporate—U.S.	57,299	2,363	—	(200)	—	59,462
Corporate—non-U.S.	2,157,291	59,439	—	(6,629)	—	2,210,101
Residential mortgage-backed securities	49,635	—	—	—	—	49,635

Total available-for-sale securities	$2,625,018	$77,330	$—	$(6,833)	$—	$2,695,515

The following table presents the gross unrealized losses and fair values of investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2012:

	Less than 12 months			12 months or more			Total
(U.S. dollar amounts in thousands)	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	Number of securities
Description of Securities
Fixed maturity securities:
Government—non-U.S.	$69,378	$(445)	3	$864	$(33)	2	$70,242	$(478)	5
Corporate—U.S.	—	—	—	—	—	—	—	—	—
Corporate—non-U.S.	57,816	(181)	4	5,638	(80)	1	63,454	(261)	5

Total for securities in an unrealized loss position	$127,194	$(626)	7	$6,502	$(113)	3	$133,696	$(739)	10

% Below cost—fixed maturity securities:
<20% Below cost	$127,194	$(626)	7	$6,502	$(113)	3	$133,696	$(739)	10
20%-50% Below cost	—	—	—	—	—	—	—	—	—
>50% Below cost	—	—	—	—	—	—	—	—	—

Total for securities in an unrealized loss position	$127,194	$(626)	7	$6,502	$(113)	3	$133,696	$(739)	10

Investment grade	$127,194	$(626)	7	$6,502	$(113)	3	$133,696	$(739)	10
Below investment grade	—	—	—	—	—	—	—	—	—

Total for securities in an unrealized loss position	$127,194	$(626)	7	$6,502	$(113)	3	$133,696	$(739)	10

As indicated in the table above, all of the securities in a continuous unrealized loss position for less than 12 months were investment grade and less than 20% below cost. These unrealized losses were primarily attributable to credit spreads that have widened since acquisition for corporate securities primarily in the finance and insurance and consumer non-cyclical sectors. For securities that have been in a continuous unrealized loss for less than 12 months, the average fair value percentage below cost was approximately 1% as of December 31, 2012.

Fixed Maturity Securities In A Continuous Unrealized Loss Position For 12 Months Or More

Of the $0.1 million of unrealized losses on fixed maturity securities in a continuous unrealized loss for 12 months or more that were less than 20% below cost, the weighted-average rating was “A-” and 100% were investment grade as of December 31, 2012. These unrealized losses were attributable to the widening of credit spreads for these securities since acquisition, primarily associated with corporate securities in the finance and insurance sector. The average fair value percentage below cost for these securities was approximately 2% as of December 31, 2012.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

We expect our investments in corporate securities will continue to perform in accordance with our expectations about the amount and timing of estimated cash flows. Although we do not anticipate such events, it is at least reasonably possible that issuers of our investments in corporate securities will perform worse than current expectations. Such events may lead us to recognize future write-downs within our portfolio of corporate securities.

Given the current market conditions, including current financial industry events and uncertainty around global economic conditions, the fair value of these securities has declined due to credit spreads that have widened since acquisition. In our examination of these securities, we considered all available evidence, including the issuers’ financial condition and current industry events to develop our conclusion on the amount and timing of cash flows expected to be collected. Based on this evaluation, we determined that the unrealized losses on these securities represented temporary impairments as of December 31, 2012.

The following table presents the gross unrealized losses and fair values of investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2011:

	Less than 12 months			12 months or more			Total
(U.S. dollar amounts in thousands)	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	Number of securities
Description of Securities
Fixed maturity securities:
Government—non-U.S.	$—	$—	—	$409	$(4)	1	$409	$(4)	1
Corporate—U.S.	11,797	(64)	4	12,140	(136)	1	23,937	(200)	5
Corporate—non-U.S.	219,358	(1,706)	20	45,517	(4,923)	5	264,875	(6,629)	25

Total for securities in an unrealized loss position	$231,155	$(1,770)	24	$58,066	$(5,063)	7	$289,221	$(6,833)	31

% Below cost—fixed maturity securities:
<20% Below cost	$231,155	$(1,770)	24	$54,189	$(3,905)	6	$285,344	$(5,675)	30
20%-50% Below cost	—	—	—	3,877	(1,158)	1	3,877	(1,158)	1
>50% Below cost	—	—	—	—	—	—	—	—	—

Total for securities in an unrealized loss position	$231,155	$(1,770)	24	$58,066	$(5,063)	7	$289,221	$(6,833)	31

Investment grade	$231,155	$(1,770)	24	$58,066	$(5,063)	7	$289,221	$(6,833)	31
Below investment grade	—	—	—	—	—	—	—	—	—

Total for securities in an unrealized loss position	$231,155	$(1,770)	24	$58,066	$(5,063)	7	$289,221	$(6,833)	31

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

The scheduled maturity distribution of fixed maturity securities as of December 31, 2012 is set forth below. Actual maturities may differ from contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

(U.S. dollar amounts in thousands)	Amortized cost or cost	Fair value
Due one year or less	$387,422	$392,047
Due after one year through five years	1,942,488	2,029,254
Due after five years through ten years	786,622	833,824
Due after ten years	23,680	23,380

Subtotal	3,140,212	3,278,505
Residential mortgage-backed securities	50,425	50,425

Total	$3,190,637	$3,328,930

As of December 31, 2012, $11 million of investments were subject to certain call provisions. Typically, call provisions provide the issuer the ability to redeem a security, prior to its stated maturity, at or above par.

(e) Investment Concentrations

As of December 31, 2012, securities issued by finance and insurance industry groups and foreign state government represented approximately 17% and 34%, respectively, of the corporate fixed maturity securities portfolio held by the Company.

As of December 31, 2012, the Company held $323 million in corporate fixed maturity securities issued by the Queensland Treasury Corporation, $288 million in corporate fixed maturity securities issued by the New South Wales Treasury Corporation, $239 million in corporate fixed maturity securities issued by the Western Australia Treasury Corporation and $225 million in corporate fixed maturity securities issued by the National Australia Bank Limited, which comprised 15%, 13%, 11% and 10% respectively, of total stockholders’ equity as of December 31, 2012. No other single issuer exceeded 10% of total stockholders’ equity.

(4) Fair Value Measurements

Recurring Fair Value Measurements

We have fixed maturity securities which are carried at fair value. Below is a description of the valuation techniques and inputs used to determine fair value by class of instrument.

Fixed maturity securities

The valuations of fixed maturity securities are determined using a market approach, income approach or a combination of the market and income approach depending on the type of instrument and availability of information.

We utilize certain third-party data providers when determining fair value. We consider information obtained from third-party pricing services (“pricing services”) as well as third-party broker provided prices, or broker quotes, in our determination of fair value. Additionally, we utilize internal models to determine the valuation of securities using an income approach where the inputs are based on third-party provided market inputs. While we consider the valuations provided by pricing services and broker quotes, management determines the fair value of our investment securities after considering all relevant and available information. We also use various methods to obtain an understanding of the valuation methodologies and procedures used by third-party data providers to ensure sufficient understanding to evaluate the valuation data received, including an understanding of the assumptions and inputs utilized to determine the appropriate fair value. Additionally, we evaluate significant changes in fair value each month to further aid in our review of the accuracy our fair value measurements and understanding of changes in fair value, where more detailed reviews are performed by the asset managers responsible for the related asset class associated with the security being reviewed.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

In general, we first obtain valuations from pricing services. If a price is not supplied by a pricing service, we will typically seek a broker quote. For certain private fixed maturity securities where we do not obtain valuations from pricing services, we utilize an internal model to determine fair value since transactions for identical securities are not readily observable and these securities are not typically valued by pricing services. For all securities, excluding certain private fixed maturity securities, if neither a pricing service nor broker quote valuation is available, we determine fair value using internal models.

For pricing services, we obtain an understanding of the pricing methodologies and procedures for each type of instrument. In general, a pricing service does not provide a price for a security if sufficient information is not readily available to determine fair value or if such security is not in the specific sector or class covered by a particular pricing service. Given our understanding of the pricing methodologies and procedures of pricing services, the securities valued by pricing services are typically classified as Level 2 unless we determine the valuation process for a security or group of securities utilizes significant unobservable inputs, which would result in the valuation being classified as Level 3.

For private fixed maturity securities, we utilize an internal model to determine fair value and utilize public bond spreads by sector, rating and maturity to develop the market rate that would be utilized for a similar public bond. We then add an additional premium, which represents an unobservable input, to the public bond spread to adjust for the liquidity and other features of our private placements. We utilize the estimated market yield to discount the expected cash flows of the security to determine fair value. In certain instances, we utilize price caps for securities where the estimated market yield results in a valuation that may exceed the amount that would be received in a market transaction. We assign each security an internal rating to determine the appropriate public bond spread that should be utilized in the valuation. While we generally consider the public bond spreads by sector and maturity to be observable inputs, we evaluate the similarities of our private placement with the public bonds, any price caps utilized and whether external ratings are available for our private placement to determine whether the spreads utilized would be considered observable inputs. During the second quarter of 2012, we began classifying private securities without an external rating as Level 3. In general, increases (decreases) in credit spreads will decrease (increase) the fair value for our fixed maturity securities. To determine the significance of unobservable inputs, we calculate the impact on the valuation from the unobservable input and will classify a security as Level 3 when the impact on the valuation exceeds 10%.

For broker quotes, we consider the valuation methodology utilized by the third party, but the valuation typically includes significant unobservable inputs. Accordingly, we classify the securities where fair value is based on our consideration of broker quotes as Level 3 measurements.

For remaining securities priced using internal models, we maximize the use of observable inputs but typically utilize significant unobservable inputs to determine fair value. Accordingly, the valuations are typically classified as Level 3.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

The following table summarizes the primary sources considered when determining fair value of each class of fixed maturity securities as of December 31, 2012:

(U.S. dollar amounts in thousands)	Total	Level 1	Level 2	Level 3
Government—non-U.S.:
Pricing services	$410,606	$—	$410,606	$—
Internal models	864	—	—	864

Total government—non-U.S.	411,470	—	410,606	864

Corporate—U.S.:
Pricing services	18,405	—	18,405	—

Total corporate—U.S.	18,405	—	18,405	—

Corporate—non-U.S.:
Pricing services	2,848,630	—	2,848,630	—

Total corporate—non-U.S.	2,848,630	—	2,848,630	—

Residential mortgage-backed securities:
Internal models	50,425	—	—	50,425

Total residential mortgage-backed securities	50,425	—	—	50,425

Total fixed maturity securities	$3,328,930	$—	$3,277,641	$51,289

The following table summarizes the primary sources considered when determining fair value of each class of fixed maturity securities as of December 31, 2011:

(U.S. dollar amounts in thousands)	Total	Level 1	Level 2	Level 3
Government—non-U.S.:
Pricing services	$375,478	$—	$375,478	$—
Internal models	839	—	—	839

Total government—non-U.S.	376,317	—	375,478	839

Corporate—U.S.:
Pricing services	59,462	—	59,462	—

Total corporate—U.S.	59,462	—	59,462	—

Corporate—non-U.S.:
Pricing services	2,210,101	—	2,210,101	—

Total corporate—non-U.S.	2,210,101	—	2,210,101	—

Residential mortgage-backed securities:
Internal models	49,635	—	—	49,635

Total residential mortgage-backed securities	49,635	—	—	49,635

Total fixed maturity securities	$2,695,515	$—	$2,645,041	$50,474

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

The following tables set forth our assets that are measured at fair value on a recurring basis as of the dates indicated:

	December 31, 2012
(U.S. dollar amounts in thousands)	Total	Level 1	Level 2	Level 3
Assets
Investments:
Fixed maturity securities:
Government—non-U.S.	$411,470	$—	$410,606	$864
Corporate—U.S.	18,405	—	18,405	—
Corporate—non-U.S.	2,848,630	—	2,848,630	—
Residential mortgage-backed securities	50,425	—	—	50,425

Total fixed maturity securities	$3,328,930	$—	$3,277,641	$51,289

	December 31, 2011
(U.S. dollar amounts in thousands)	Total	Level 1	Level 2	Level 3
Assets
Investments:
Fixed maturity securities:
Government—non-U.S.	$376,317	$—	$375,478	$839
Corporate—U.S.	59,462	—	59,462	—
Corporate—non-U.S.	2,210,101	—	2,210,101	—
Residential mortgage-backed securities	49,635	—	—	49,635

Total fixed maturity securities	$2,695,515	$—	$2,645,041	$50,474

The following tables present additional information about assets measured at fair value on a recurring basis and for which we have utilized significant unobservable (Level 3) inputs to determine fair value as of or for the dates indicated:

(U.S. dollar amounts in thousands)	Beginning balance	Total realized and unrealized gains (losses)								Ending balance	Total gains (losses) included in net income
	as of January 1, 2012	Included in net income	Included in OCI	Purchases	Sales	Issuances	Settlements	Transfer into Level 3	Transfer out of Level 3	as of December 31, 2012	attributable to assets still held
Fixed maturity securities:
Government—non-U.S.	$839	$—	$25	$—	$—	$—	$—	$—	$—	$864	$—
Residential mortgage-backed securities	49,635	—	790	—	—	—	—	—	—	50,425	—

Total Level 3 assets	$50,474	$—	$815	$—	$—	$—	$—	$—	$—	$51,289	$—

(U.S. dollar amounts in thousands)	Beginning balance	Total realized and unrealized gains (losses)								Ending balance	Total gains (losses) included in net income
	as of January 1, 2011	Included in net income	Included in OCI	Purchases	Sales	Issuances	Settlements	Transfer into Level 3	Transfer out of Level 3	as of December 31, 2011	attributable to assets still held
Fixed maturity securities:
Government—non-U.S.	$835	$—	$4	$—	$—	$—	$—	$—	$—	$839	$—
Residential mortgage-backed securities	49,715	—	(80)	—	—	—	—	—	—	49,635	—

Total Level 3 assets	$50,550	$—	$(76)	$—	$—	$—	$—	$—	$—	$50,474	$—

(U.S. dollar amounts in thousands)	Beginning balance as of	Total realized and unrealized gains (losses)		Purchases, sales,	Transfer	Transfer	Ending balance as of	Total gains (losses) included in net income attributable
	January 1, 2010	Included in net income	Included in OCI	issuances and settlements, net	into Level 3	out of Level 3 (1)	December 31, 2010	to assets still held
Fixed maturity securities:
Government—non-U.S.	$778	$—	$57	$—	$—	$—	$835	$—
Corporate—non-U.S.	1,362	—	—	—	—	(1,362)	—	—
Residential mortgage-backed securities	—	—	5,199	44,516	—	—	49,715	—

Total Level 3 assets	$2,140	$—	$5,256	$44,516	$—	$(1,362)	$50,550	$—

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

(1)	The transfer out of Level 3 was primarily related to private fixed corporate—non U.S. securities and resulted from a change in the observability of inputs used to determine fair value.

Realized and unrealized gains (losses) on Level 3 assets and liabilities are primarily reported in either net investment gains (losses) within the consolidated statements of income or OCI within stockholders’ equity based on the appropriate accounting treatment for the instrument.

Purchases, sales, issuances and settlements represent the activity that occurred during the period that results in a change of the asset or liability but does not represent changes in fair value for the instruments held at the beginning of the period. Such activity consists of purchases and sales of fixed maturity securities.

The amount presented for unrealized gains (losses) for assets still held as of the reporting date primarily represents accretion on certain fixed maturity securities which were recorded in net investment gains (losses).

The fair value of securities classified as Level 3 includes one residential mortgage-backed security that is valued at par value. As a result of the underlying floating rate of the bond that represents a pass through rate that fluctuates each period based on the performance of the underlying structure, we determined the current yield approximates the market yield for the security. Since this security is not publicly traded and is not similar to other publicly traded instruments, there is limited market observable inputs to use in determining fair value and results in the security being classified as Level 3.

(5) Deferred Acquisition Costs

The following table presents the activity impacting DAC as of and for the years ended December 31:

(U.S. dollar amounts in thousands)	2012	2011	2010
Balance as of January 1	$55,807	$57,586	$51,332
Impact of foreign currency translation	865	(70)	7,119
Costs deferred	17,223	18,578	17,328
Amortization	(19,052)	(20,287)	(18,193)

Balance as of December 31	$54,843	$55,807	$57,586

(6) Goodwill

There were no additions or impairments to goodwill during the years ended December 31, 2012, 2011 and 2010. The movement in goodwill during the year ended December 31, 2012 arises from adjustments for foreign currency translation.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

(7) Intangibles

The following table presents intangibles costs as of and for the years ended December 31:

(U.S. dollar amounts in thousands)	2012	2011	2010
Intangibles—at cost	$63,507	$58,950	$21,474
Accumulated amortization	(26,543)	(8,588)	(4,605)

Total intangibles	$36,964	$50,362	$16,869

The increase in intangible assets from 2010 was related to certain customer supply and service agreements signed in 2011. The decrease in 2012 is mostly related to the amortization of these agreements. See note 2 (i) for additional information. The amortization of the customer supply and service agreements is reflected in the acquisition and operating expenses line of the consolidated statement of income.

Estimated amortization expense for definite-lived intangible assets for each of the five succeeding years is as follows:

Amount
2013	$17,498
2014	15,911
2015	2,499
2016	986
2017	70

Total	$36,964

Amortization expense for intangibles in future periods will be affected by future acquisitions, dispositions or other factors.

(8) Reinsurance

The Company assumes mortgage insurance business from BT Lenders Mortgage Insurance (formerly Westpac Lenders Mortgage Insurance Company) on a quota share basis. The current quota share is 20% of the covered policies.

The Company is party to excess of loss reinsurance contracts with Brookfield Life Assurance Company Limited (“Brookfield”) and, until July 1, 2012, with Genworth Mortgage Insurance Corporation (“GEMICO”), both affiliated companies. The contracts provide for the recoverability of losses in excess of an annually determined limit that is based on the Company’s net earned premiums.

In February 2012, the Company amended the reinsurance agreements with GEMICO and Brookfield whereby Brookfield assumed obligations from GEMICO with respect to an additional layer of private mortgage guarantee insurance. The amendment was effective January 1, 2012 and approved by the North Carolina Department of Insurance in February 2012. Consistent with the Company’s capital management plan of obtaining external reinsurance to replace internal reinsurance, the Company terminated its reinsurance agreement with GEMICO, effective July 2012. The reinsurance agreement transferred from GEMICO, in February 2012, to Brookfield was terminated effective January 1, 2013.

The Company also has reinsurance arrangements with a number of other non-affiliate reinsurers to provide for the recoverability of losses in excess of certain aggregate retention limits. The Company renewed and expanded its external reinsurance program with a group of non-affiliated reinsurers with coverage effective January 1, 2012. In addition, the Company entered into a reinsurance arrangement with a non-affiliate reinsurer, effective October 29, 2012.

In aggregate, the Company’s reinsurance arrangements provide a capped catastrophe reinsurance protection for losses. The Company sets the criteria for acceptable reinsurance in terms of risk appetite and counter party risk and monitors the reinsurance program to mitigate overall insurance risk.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

The Company utilizes reinsurance as a risk management tool but recognizes that reinsurance contracts do not relieve it from its obligations to policyholders. In the event that the reinsurers are unable to meet their obligations, the Company remains liable for the reinsured claims. The Company monitors both the financial condition of individual reinsurers and risk concentrations arising from similar geographic regions, activities and economic characteristics of reinsurers to lessen the risk of default by such reinsurers. The Company does not have significant concentrations of reinsurance with any one reinsurer that could have a material impact on its results of operations. The increased use of reinsurance arrangements with non-affiliate reinsurers since 2009 has alleviated the reinsurance concentration risk by reducing the reliance on affiliate companies.

The following table sets forth the effects of reinsurance on premiums written and earned for the years ended December 31:

(U.S. dollar amounts in thousands)	2012	2011	2010
Written premiums:
Direct	$546,503	$401,866	$307,313
Assumed	16,471	9,956	27,491
Ceded	(83,093)	(75,479)	(85,335)

Net premiums written	$479,881	$336,343	$249,469

Premiums earned:
Direct	$427,944	$424,690	$382,025
Assumed	30,375	31,100	31,810
Ceded	(83,225)	(75,714)	(85,478)

Net premiums earned	$375,094	$380,076	$328,357

Percentage of amount assumed to net	8.1%	8.2%	9.7%

Losses and loss adjustment expenses:
Direct	$262,058	$175,542	$129,444
Assumed	11,519	7,421	5,497

Net losses and loss adjustment expenses	$273,577	$182,963	$134,941

Reinsurance recoveries are recognized as a reduction of losses and loss adjustment expenses. There were no amounts recognized during 2012, 2011 and 2010 related to reinsurance recoveries.

(9) Reserve for Losses and Loss Adjustment Expenses

The following table sets forth changes in the reserve for losses and loss adjustment expenses for the dates indicated:

(U.S. dollar amounts in thousands)	2012	2011	2010
Balance as of January 1	$272,028	$205,933	$201,959

Incurred related to insured events of:
Current year	191,623	185,359	130,516
Prior years	81,954	(2,396)	4,425

Total incurred	273,577	182,963	134,941

Paid related to insured events of:
Current year	(43,539)	(22,018)	(19,453)
Prior years	(253,983)	(93,870)	(134,215)

Total paid	(297,522)	(115,888)	(153,668)

Impact of foreign currency translation	2,494	(980)	22,701

Balance as of December 31	$250,577	$272,028	$205,933

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

For the year ended December 31, 2012, incurred losses increased $91 million, primarily driven by reserve strengthening of $82 million in the first quarter of 2012. The reserve strengthening was the result of higher than anticipated frequency and severity of claims paid from later stage delinquencies from prior years, particularly in coastal tourism areas of Queensland as a result of regional economic pressures as well as our 2007 and 2008 vintages which have a higher concentration of self-employed borrowers. These increases were partially offset by lower new delinquencies, net of cures, in the current year.

Claims paid also increased significantly in the current year as a result of an increase in both the number of claims and the average claim payment.

In 2011, the increase in incurred losses was primarily a result of higher new delinquencies from the seasoning of our in-force block of business, regional economic pressures and a higher average reserve per delinquency driven by the aging of existing delinquent loans.

In 2010, the decrease of incurred loss reserves was primarily attributable to a continuing improvement of economic conditions which led to favorable loss trends. Paid claims were higher due to significant loss mitigation activities.

(10) Unearned Premiums

The following table presents the activity impacting unearned premiums for the years ended December 31:

(U.S. dollar amounts in thousands)	2012	2011	2010
Balance as of January 1	$1,046,449	$1,092,252	$1,036,745
Impact of foreign currency translation	17,573	(1,835)	134,538
Gross written premiums	562,974	411,822	334,804
Gross earned premiums	(458,319)	(455,790)	(413,835)

Balance as of December 31	$1,168,677	$1,046,449	$1,092,252

The Company recognizes premiums over a period of up to nine years, the estimated period of risk emergence. Most of the premiums are recognized between one and four years from issue date. The recognition of earned premiums for our mortgage insurance business involves significant estimates and assumptions as to future loss development and policy cancellations. These assumptions are based on the historical experience and the expectations of future performance, which are highly dependent on assumptions as to long-term macroeconomic conditions including interest rates, home price changes and the rate of unemployment.

(11) Employee Benefit Plans

It is compulsory for superannuation contributions to be made by the Company to a regulated and complying superannuation fund for all Australian employees. These superannuation funds are defined contribution plans. The minimum required contribution paid by the Company was 9% of each employee’s salary in 2012, 2011 and 2010 (subject to certain upper limits). Employees may elect to pay additional contributions out of their salary. The Company has made superannuation payments on behalf of its employees of $3 million, $3 million and $2 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(12) Income Taxes

The total provision for income taxes was as follows for the years ended December 31:

(U.S. dollar amounts in thousands)	2012	2011	2010
Current	$42,761	$108,318	$74,548
Deferred	2,115	(3,686)	4,058

Total provision for income taxes	$44,876	$104,632	$78,606

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

The reconciliation of the federal statutory tax rate to the effective income tax rate was as follows for the years ended December 31:

(U.S. dollar amounts in thousands)	2012		2011		2010
Pre-tax income	$156,996		$285,417		$246,522

Australian income tax rate	$47,099	30.0%	$85,625	30.0%	$73,957	30.0%
Increase (reduction) in rate resulting from:
Valuation allowance against branch losses	1,467	0.9	4,050	1.4	5,432	2.2
Adjustment to prior year provision	(2,591)	(1.6)	(2,079)	(0.7)	(549)	(0.2)
Unrecognized tax (expenses) benefits	(1,157)	(0.7)	16,865	5.9	—	—
Other, net	58	—	171	—	(234)	(0.1)

Effective rate	$44,876	28.6%	$104,632	36.6%	$78,606	31.9%

In 2012, the effective income tax rate on the New Zealand branch current year results was —% due to the valuation allowance raised against the branch losses; however, a prior year provision adjustment of $(1) million was reflected in the table above.

In 2011, the increase in the effective income tax rate was the result of unrecognized tax benefits. See uncertainty in income taxes section below for additional information.

The components of the net deferred tax asset were as follows as of December 31:

(U.S. dollar amounts in thousands)	2012	2011
Assets:
DAC	$18,952	$16,635
Reserve for loss adjustment expenses	4,247	3,765
Accrued expenses	2,731	2,557
Branch operating loss carryforward	18,116	16,068
Other	1,861	3,455

Gross deferred income tax assets	45,907	42,480
Valuation allowance	(18,091)	(16,068)

Total deferred income tax assets	27,816	26,412

Liabilities:
Net unrealized gains on investment securities	2,973	2,614
Accrued investment income	2,975	5,856
Outstanding claims reserve	13,571	9,637
Other	3,553	1,087

Total deferred income tax liabilities	23,072	19,194

Net deferred tax asset	$4,744	$7,218

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax assets and liabilities, projected future taxable income and tax planning strategies in making this assessment.

The Company elected under Australian tax rules to tax unrealized gains from investments on fair value basis from 2010, subject to transitional rules. The difference between the deferred tax liability on unrealized gains and the $42 million of income taxes disclosed in note 3(c) has been released to current taxes.

As of December 31, 2012, the Company recognized a valuation allowance of $18 million against the value of the operating loss carry forward derived by the New Zealand branch. The valuation allowance as of December 31, 2011 was $16 million. Tax losses in New Zealand will be available to offset any future taxable income generated by the branch.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

The Company and its subsidiaries are members of an Australian income tax consolidated group. The head entity of the tax consolidated group (refer to note 2(m)) is Genworth Financial New Holdings Pty Limited.

The Company made tax payments during 2012 to the head entity, as notified under the terms of the tax sharing agreement and tax funding agreement (refer to note 2(m)).

Uncertainty in Income Taxes

The reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

(U.S. dollar amounts in thousands)	2012	2011
Balance as of January 1	$16,483	$—

Tax positions related to prior years:
Gross additions	—	16,865
Gross reductions due to statute expirations	(1,157)	—

Impact of foreign currency translation	271	(382)

Balance as of December 31	$15,597	$16,483

There was a $1 million net decrease to the total amount of unrecognized tax benefits related to tax uncertainties during 2012, compared with a $16 million net increase in 2011. The decrease was attributable to the passage of a statutory deadline for examining the 2007 year tax return in connection with the $16 million unrecognized tax benefits raised in 2011. The 2011 increase related to a change in management’s assertion of the technical merits of a tax position taken in an earlier period associated with the Genworth initial public offering in 2004 based on management’s best judgment given the facts, circumstances and information available at each reporting date. The Company does not expect any further changes in unrecognized tax benefits to have a significant impact on its consolidated financial statements within the next 12 months, subject to the passage of the statutory deadline for examining the 2008 year tax return. The balance of unrecognized tax benefits of $16 million, if recognized, would impact the Company’s effective tax rate.

The head entity of the tax consolidated group is not currently under examination by the Australian Taxation Office, and is no longer subject to examination for tax years prior to 2008. During 2012, the Australian Taxation Office completed an examination of the tax returns for the years 2010 and 2009 with no adjustments or further action proposed.

The Company recognizes tax benefits related to positions taken, or expected to be taken, on a tax return once a “more-likely-than-not” threshold has been met. For a tax position that meets the recognition threshold, the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlements is recognized in the consolidated financial statements.

(13) Related Party Transactions

The Company recorded an amount for an allocated share of Genworth’s corporate overhead for certain services. They included allocations of costs for public relations, investor relations and internal audit services for the amount of $12 million, $11 million and $17 million for the years ended December 31, 2012, 2011 and 2010, respectively. Some costs have not been specifically billed to the Company and have been treated as a contribution of capital, where the debt was not settled. This contribution of capital amounted to $7 million, $5 million and $12 million in 2012, 2011 and 2010, respectively.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

Related party transactions are settled monthly unless specified differently within contractual agreements.

The Company also recorded expenses associated with Genworth stock options and restricted stock unit grants for the year ended December 31, 2012 of less than $1 million. In 2011, the Company recorded expenses associated with Genworth stock options and restricted stock unit grants for the years ended December 31, 2011 and 2010 for the total amount of $1 million.

The Company has a reinsurance arrangement with Brookfield, an affiliate. Prior to July 1, 2012, the Company had a reinsurance agreement with GEMICO, an affiliate, which was terminated as of July 1, 2012. The reinsurance premiums amounted to $27 million, $43 million and $57 million in 2012, 2011 and 2010, respectively.

The Company is included in a consolidated Australian income tax group with Genworth Financial New Holdings Pty Limited as the head entity, and is subject to a tax-sharing arrangement that allocates tax on a separate company basis and provides benefit for current utilization of losses and credits. As of December 31, 2012 and 2011, the Company recorded an amount of tax payable to the head entity of $73 million and $89 million, respectively. Refer to note 12 for additional disclosures.

The Company paid ordinary dividends of $33 million in 2012 and $8 million in both 2011 and 2010 to its shareholder Genworth Financial Services Pty Ltd. The Company paid ordinary dividends of $53 million and $51 million to its shareholder Genworth Financial Mortgage Insurance Holdings Pty Limited in 2011 and 2010, respectively.

(14) Supplemental Cash Flow Information

Net cash paid in respect of income taxes to the head entity, Genworth Financial New Holdings Pty Limited, was $84 million, $101 million and $69 million for the years ended December 31, 2012, 2011 and 2010, respectively. Cash paid for interest was $13 million and $8 million for the years ended December 31, 2012 and 2011, respectively. Corporate overhead allocations of $7 million, $5 million and $12 million, which were not settled, have been treated as capital contributions in 2012, 2011 and 2010, respectively.

(15) Securitization Entities

Part of the Company’s product offering includes portfolio credit enhancement policies to Australian regulated lenders that have originated housing loans for securitization in the Australian, European and U.S. markets. Portfolio mortgage insurance serves as an important form of credit enhancement for the Australian securitization market and the Company’s portfolio credit enhancement coverage is generally purchased for low loan-to-value, seasoned loans written by regulated institutions.

As of December 31, 2012 and 2011, the Company had a maximum exposure to loss from the provision of portfolio credit enhancement to securitization trusts sponsored by third parties of $150 million and $157 million, respectively. The exchange rate for calculating the maximum exposure to loss of translating the Australian dollar into the U.S. dollar as of December 31, 2012 and 2011 was $1.04 and $1.02, respectively. This exposure was calculated based on the expectation of a 1 in 250 year event. The Company has applied the Australian Prudential Regulation Authority (“APRA”) stress scenario to calculate this exposure. The Company holds sufficient capital resources to meet this obligation were it to occur.

(16) Borrowings

On June 30, 2011, the Company issued AUD$140 million of subordinated floating rate notes due 2021 with an interest rate of three-month Bank Bill Swap reference rate plus a margin of 4.75%. The Company used the proceeds it received from this transaction for general corporate purposes.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

(17) Statutory Accounting

Genworth Mortgage prepares financial statements for its regulator, APRA, in accordance with the accounting practices prescribed by the regulator, which is a comprehensive basis of accounting other than U.S. GAAP.

The balance sheet is recorded under Australian accounting standards and a prudential adjustment is made to derive the APRA capital base, being the tax-effected difference between the insurance liabilities under APRA and Australian accounting standards.

The Company’s APRA net income after tax, capital base, minimum capital requirement and solvency ratio were as follows as of and for the year ended December 31:

(U.S. dollar amounts in thousands)	2012	2011
APRA net income after tax	$168,951	$259,132

APRA capital base	$2,599,539	$2,414,629
APRA minimum capital requirement	$1,735,429	$1,544,272
APRA solvency ratio	1.50	1.56

The above APRA net income after tax, capital base, minimum capital requirement and solvency ratio are the combined amounts of Genworth Financial Mortgage Insurance Pty Limited and its wholly-owned subsidiary, Genworth Financial Mortgage Indemnity Limited.

Under the prudential regulation framework in Australia, mortgage insurers are required to establish a catastrophic risk charge defined as a 1 in 250 year event. APRA specifies a formula to quantify this event. The Company is required to maintain adequate capital to fund this charge, in addition to normal insurance liabilities, by ensuring that its capital base exceeds its minimum capital requirement at all times.

As of December 31, 2012, the APRA solvency ratio was 1.50.

In October 2012, APRA issued prudential and reporting standards that became effective January 1, 2013. The new standards do not appear to indicate a material change to the regulatory capital requirements for the Company. The Company expects to maintain the prescribed capital amounts as required by APRA.

The Company’s ability to pay dividends to Genworth Financial Services Pty Ltd is allowable if the following apply:

•	the Company’s assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend;

•	it is fair and reasonable to the Company’s shareholders as a whole; and

•	it does not materially prejudice the Company’s ability to pay its creditors.

Any dividend above four preceding quarters’ earnings requires prior approval from APRA. In addition, any dividend payment must result in the Company continuing to meet the APRA minimum capital requirement.

(18) Planned Minority Initial Public Offering

We announced a plan to pursue a sale, including through an initial public offering (“IPO”), of up to 40% of our mortgage insurance business subject to market conditions, valuation considerations including business performance, and regulatory approvals. We do not expect an IPO to occur until the fourth quarter of 2013 or later.